Exhibit 4.2

LEGGETT & PLATT, INCORPORATED

DISCOUNT STOCK PLAN

(As amended and restated in its entirety on November 9, 2021)

ARTICLE I

NAME AND PURPOSE

1.1 Name. The name of this Plan is the “Leggett & Platt, Incorporated Discount Stock Plan.”

1.2 Purpose and Construction. The Company has established this Plan to encourage and facilitate the purchase of its Common Stock by Eligible Employees. This Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. Consequently, the provisions of this Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code. Any term or provision of this Plan which is inconsistent with the requirements of Section 423 of the Code shall be inapplicable.

ARTICLE II

DEFINITIONS OF TERMS

2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires shall have the following respective meanings:

(a) Board. The Board of Directors of the Company.

(b) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(c) Company. Leggett & Platt, Incorporated.

(d) Committee. The Committee described in Section 4.1.

(e) Common Stock. The Company’s $.01 par value common stock.

(f) Compensation. The gross salary, wages and bonuses earned by an Employee for services rendered to an Employer plus any other remuneration so earned as the Committee shall determine. Notwithstanding the foregoing, Compensation includes, in the year of the deferral and not in the year of receipt, any salary, wages or bonuses that an Employee elects to defer pursuant to any plan, program or arrangement of an Employer.

(g) Effective Date. July 1, 1989.

(h) Employee. A person employed by the Employer.

(i) Eligible Employee. With respect to each Offering, an Employee who is eligible to be granted an Option under the terms of such Offering. Notwithstanding the foregoing, with respect to any Offering, all Employees of any Employer whose Employees are granted Options must be Eligible Employees except Employees who may be excluded from an “Employee Stock Purchase Plan” under Section 423 of the Code. The determination of whether an Employee is an Eligible Employee shall be made as of each Entry Date. For purposes of determining an Employee’s eligibility under the Plan, the Committee shall have the right to determine that employment for an entity which is acquired by an Employer or whose assets are acquired by an Employer is employment by the Employer.

(j) Employer. With respect to each Offering, the Company, any Parent or any Subsidiary.

(k) Entry Date. Each date that an Eligible Employee may become a Participant in the Plan.

(l) Exercise Date. Each date on which an Option is exercised.

(m) Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date as reported on the New York Stock Exchange composite tape, or, in the absence of sales on a given date, the closing price (as so reported) on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

(n) Offering. An offering consisting of grants of Options to purchase Shares under the Plan.

(o) Offering Date. Each date selected by the Committee for the initial granting of Options to purchase Shares in an Offering.

(p) Offering Period. With respect to each Offering, the period beginning on the Offering Date and ending on the Termination Date.

(q) Option. An option granted under the Plan to purchase Shares.

(r) Parent. Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s) Participant. An Eligible Employee who has elected to participate in the Plan.

(t) Plan. The Leggett & Platt, Incorporated Discount Stock Plan and all amendments and supplements to it.

(u) Rule 16b-3. Rule 16b-3 promulgated by the SEC, as amended.

(v) SEC. The Securities and Exchange Commission.

(w) Share. A share of Common Stock.

(x) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(y) Termination Date. The date on which an Offering expires.

2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and in any Offering may be defined in other portions of the Plan or in such Offering.

ARTICLE III

SHARES TO BE OFFERED

3.1 Number of Shares. The maximum number of Shares for which (i) Options may be granted under the Plan and (ii) Reinvested Dividend Shares (defined below) may be acquired under the Plan shall be 27,000,000. Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

3.2 Reusage. If an Option expires or is terminated, surrendered, or canceled without having been fully exercised, the Shares covered by such Option which were not purchased shall again be available for use under the Plan.

3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or otherwise, the number and class of shares available for Options, the maximum number of Shares that may be purchased in the current Offering Period, and the price per Share, as applicable, shall be appropriately and proportionately adjusted by the Committee.

ARTICLE IV

ADMINISTRATION

4.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of three or more members of the Board who are “Non-employee Directors” as defined in Rule 16b-3. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.

4.2 Authority. Subject to the terms of the Plan, the Committee shall have complete authority to:

(a) determine the terms and conditions of, and the Eligible Employees under, each Offering, as described in ARTICLE VI;

(b) interpret and construe the Plan;

(c) prescribe, amend and rescind rules and regulations relating to the Plan;

(d) maintain accounts, records and ledgers relating to Options;

(e) maintain records concerning its decisions and proceedings;

(f) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

(g) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

4.3 Determinations. All determinations of the Committee shall be final.

4.4 Delegation. Except as required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee.

ARTICLE V

AMENDMENT AND TERMINATION

5.1 Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

5.2 Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

(a) in a manner which would cause the Plan to fail to meet the requirements of Sections 423 of the Code;

(b) in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3; or

(c) in a manner which would violate applicable law.

5.3 Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.

5.4 Termination. The Plan may be terminated at any time by the Board. The Plan shall automatically terminate when all of the Shares available for purchase under the Plan have been sold. Upon termination of the Plan, and the exercise or lapse of all outstanding Options, any balances remaining in each Participant’s stock purchase account shall be refunded to the Participant.

5.5 Effect. The amendment or termination of the Plan shall not adversely affect any Options granted prior to such amendment or termination.

ARTICLE VI

OFFERINGS

6.1 Offerings. There may be one or more Offerings under the Plan, which shall occur at such time or times, if any, as the Committee shall determine. Offerings may run concurrently and/or consecutively. Except as otherwise provided in an Offering, all capitalized terms used in the Offering shall have the same meaning as in the Plan, and the Offering shall be subject to all of the terms and conditions of the Plan.

6.2 Terms of Offering. At the time each Offering is made, the Committee will determine all of the terms and conditions of the Offering, which terms and conditions shall include, but not be limited to, the following:

(a) The number of Shares to be offered, which in no event shall exceed the maximum number of Shares then available under the provisions of ARTICLE III.

(b) The Offering Period. In no event shall an Offering Period exceed the maximum period permitted under Section 423 of the Code.

(c) The price per Share for which Common Stock will be sold to Participants who exercise Options, which price shall not be less than the lower of the following:

(i) 85% of the Fair Market Value on the date upon which the Option was granted; or

(ii) 85% of the Fair Market Value on the Exercise Date upon which the Option is exercised.

Notwithstanding the foregoing, in no event shall the price per Share be less than the par value.

(d) The Eligible Employees and Employers with respect to the Offering. All Eligible Employees on an Entry Date shall be eligible with respect to the Options to be granted on such Entry Date. However, no Employee shall be granted an Option:

(i) if, immediately after the grant, such Employee would own (within the meaning of Section 423(b)(3) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary; or

(ii) which permits such Employee’s rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Parents and Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock, determined as of the time such Option is granted, for each calendar year in which such Option is outstanding at any time.

(e) The number of Entry Dates and the date of each Entry Date.

(f) The number of Exercise Dates and the date of each Exercise Date.

(g)The maximum number of Shares that may be purchased in the Offering Period by a Participant.

(h) Whether or not interest will be paid on balances in Participant’s stock purchase accounts and, if interest is to be paid, the rate of interest or method of determining the rate of interest, and whether interest is to be used to purchase Shares or paid to the Participant.

(i) Whether or not amounts arising from cash dividends paid on Shares of Common Stock acquired under the Plan may be reinvested to acquire additional Shares of Common Stock (the “Reinvested Dividend Shares”) on behalf of the Participants owning such Shares, with such Reinvested Dividend Shares being acquired at Fair Market Value on the dividend payment date.

ARTICLE VII

GRANTS, PARTICIPATION AND WITHDRAWAL

7.1 Grant of Options. Options under the Plan may be granted only to Employees. On an Entry Date, each Eligible Employee, who shall have indicated the desire to participate in the Plan commencing with such Entry Date by executing and delivering to the Company an agreement in the form approved by the Committee (“Participation Agreement”) in accordance with the provisions of the Offering, shall be granted an Option to purchase Shares under the Plan. All Employees granted Options under an Offering shall have the same rights and privileges to the extent required to satisfy the requirements of Treasury Regulations under Code Section 423.

7.2 Options Not Transferable. Each Option granted to a Participant shall not be transferable other than by will or under the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.3 Election to Participate. An Eligible Employee who wishes to participate in the Plan as of an Entry Date must deliver an executed Participation Agreement to the Company no later than required by the Committee.

7.4 Method of Payment and Stock Purchase Accounts. Payment for Shares shall be made through payroll deductions from the Participant’s Compensation, such deductions to be authorized by a Participant in the Participation Agreement, by separate cash payments which may be made by a Participant from time to time in accordance with rules and limitations set by the Committee, and, with the consent of the Committee, and upon such terms as it shall require, in Shares which shall be valued at Fair Market Value on the Exercise Date. A stock purchase account shall be set up on the books of the Company in the name of each Participant. The amount of all payroll deductions, separate cash payments, and tender of Shares shall be credited to the respective stock purchase accounts of the Participants on the Company’s books. The funds deducted and withheld by the Company through payroll deductions, the funds received by the Company from separate cash payments, and the tendered Shares may be used by the Company for any corporate purposes as the Board shall determine, and the Company shall not be obligated to segregate said funds or Shares in any way.

7.5 Withdrawal from the Plan. A Participant may withdraw from the Plan at such times and upon such conditions as the Committee shall determine.

ARTICLE VIII

PURCHASE OF STOCK

8.1 Exercise of Option. Unless a Participant shall have withdrawn from the Plan as provided in Section 7.5, the Option to purchase Shares will be automatically exercised for the Participant on each Exercise Date for the number of full Shares which the accumulated payroll deductions, separate cash payments (plus, if so permitted by the Committee pursuant to paragraph (h) of Section 6.2, interest thereon) and tendered Shares as of the Exercise Date will purchase at the applicable Option price, subject to the limitations set forth in the Plan and the Offering and subject to allotment in accordance with Section 8.2. Any balance remaining in a Participant’s stock purchase account after the exercise of an Option will remain in such account unless the Offering is over, in which event it will be refunded to such Participant.

8.2 Allotment of Shares. In the event that, on any Exercise Date, the aggregate funds and Shares available for the purchase of Shares, pursuant to the provisions of Section 8.1, would purchase a greater number of Shares than the number of Shares then available for purchase under the Plan on such Exercise Date, the Company shall issue to each Participant, on a pro rata basis, such number of Shares as, when taken together with the Shares issued to all other Participants, will result in the issuance of Shares totaling no more than the number of Shares then remaining available for issuance under the Plan on such Exercise Date. If, after such allotment, all of the Shares under an Offering have been purchased, any balance remaining in a Participant’s stock purchase account shall be refunded to such Participant.

8.3 Rights on Retirement, Death or Termination of Employment. In the event of a Participant’s retirement, death or termination of employment, such Participant may continue to participate in the Plan with respect to Compensation earned prior to termination of employment if the Participant or, in the event of the Participant’s death, the person(s) to whom the Participant’s rights pass by will or the laws of descent and distribution (“Successor”) delivers a written election to the Company within three (3) months after the Participant’s termination of employment. Unless a timely election is delivered to the Company, no payroll deduction shall be taken from any Compensation due and owing to the Participant after the termination of employment (“Post-Termination Compensation”) and any amount remaining in the Participant’s stock purchase account shall be paid to the Participant or the Successor. If a timely election is made after the Company has delivered all or any part of the Participant’s Post-Termination Compensation, the Participant may return to the Company an amount equal to the payroll deduction. The amount returned shall be used to purchase Shares under the Plan on the Exercise Date following receipt of such amount by the Company provided that such Exercise Date is within three (3) months after Participant’s termination of employment. An Employee of a Subsidiary or a Parent which ceases to be a Subsidiary or a Parent shall be deemed to have terminated his or her employment for purposes of this Section 8.3 as of the date such corporation ceases to be a Subsidiary or a Parent, as the case may be, unless, as of such date, the Employee shall become an Employee of the Company or any Subsidiary or Parent.

8.4 Delivery of Stock. Certificates for Shares purchased will be issued and delivered as soon as practicable, which certificates shall be registered only in the name of the Participant, or, if so indicated on the Participation Agreement, either jointly with another person with right of survivorship, or in the Participant’s name with the Participant’s spouse as tenants by the entirety with right of survivorship.

Notwithstanding the provisions of paragraph 7.2, a Participant may register or transfer Common Stock to a trust established by the Participant as grantor if so indicated on the Participation Agreement and if the following conditions are satisfied:

Terms of Trust. The trust must contain the following provisions: (i) the Participant must have the right to amend and revoke the trust, in whole or in part; and (ii) during the Participant’s lifetime, the income and principal of the trust may not be distributed or used for the benefit of any person or entity other than the Participant. In the event that Common Stock is transferred to a trust, in accordance with the provisions described above, it shall remain subject to the terms and conditions of the Plan but any reversion of ownership of the Common Stock from the trust to the Participant, by full or partial revocation of the trust, distribution of the Common Stock, or otherwise, shall not be considered a transfer under the Plan. In addition, in the event of any such transfer, the term Participant shall, to the extent necessary to carry out the terms of the Plan, mean the trustee of any such trust and/or the trust itself. None of the rights or privileges of a shareholder of the Company shall exist with respect to Shares purchased under the Plan until the certificates representing such Shares are issued.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

9.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

9.3 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

9.4 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules, and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

9.5 Restricted Shares. Shares purchased under the Plan may be subject to restrictive agreements between an Employer and a Participant. In such case, the Employer shall have the right to include a legend reflecting any such restriction on any certificate for such Shares.

9.6 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Company, a Parent or a Subsidiary to terminate the employment of any of its employees at any time.

9.7 Offset. In the event that any Participant wrongfully appropriates funds or other property of an Employer and thereby becomes indebted to such Employer, any funds or Shares in the Participant’s stock purchase account may be applied against and used to satisfy such indebtedness.